WAIVER AND CONSENT

WAIVER AND CONSENT, dated as of March 17, 2004, to the Securities Purchase Agreement, dated as of May 24, 2002 (as amended to date, the "Securities Purchase Agreement"), by and among CLIMACHEM, INC. ("ClimaChem") and each of the subsidiaries of ClimaChem identified on the signature pages thereof as a guarantor (such subsidiaries, together with ClimaChem, are referred to hereinafter each individually as a "Credit Party" and collectively, the "Credit Parties"), each Purchaser identified on the signature pages thereof (collectively, the "Purchasers") and GUGGENHEIM INVESTMENT MANAGEMENT, LLC, as collateral agent (the "Collateral Agent").

WHEREAS, ClimaChem has notified the Collateral Agent and Purchasers that, because ClimaChem's financial report for fiscal year 2002 was contained in the audited report on LSB Industries, Inc. for fiscal year 2002, and ClimaChem's financial report for fiscal year 2002 was not set out in a separate audit financial report, Credit Parties may not have complied with thc covenant requiring audited financial statements of ClimaChem, and accordingly ClimaChem has requested the Collateral Agent and Purchasers to waive such noncompliance if such occurred, and the Purchasers and Collateral Agent, have agreed to such waiver pursuant to the terms hereof, and

WHEREAS, the Credit Parties need an extension of time of up to 30 days to provide to Agent an audited financial report for the fiscal year 2003, and ClimaChem has requested the Collateral Agent and Purchasers to grant such extension of time and the Collateral Agent and Purchasers have agreed to such extension pursuant to the terms hereof.

1. All terms used herein which are defined in the Securities Purchase Agreement and not otherwise defined herein are used herein as defined therein.

2.(a)Pursuant to the request of ClimaChem, the Collateral Agent and Purchasers hereby waive any Event of Default arising under the Securities Purchase Agreement as a result of the Credit Parties possible failure to comply with the financial reporting covenant requiring audited financial statements of ClimaChem and its subsidiaries set forth in Section 6.1 (b) of the Securities Purchase Agreement for the year 2002.

(b) Pursuant to the request of ClimaChem, the Collateral Agent and Purchasers hereby grant the Credit Parties an extension of time of up to 30 days in which to provide to Purchasers an audited financial report as required under the Securities Purchase Agreement.

(c) This Waiver and Consent (i) shall become effective as of the date set forth above when signed by the Collateral Agent and Purchasers and accepted by the Credit Parties, (ii) shall be effective only in this specific instance and for the specific purposes set forth herein, and (iii) does not allow for any other or further departure from the terms and conditions of the Securities Purchase Agreement, which terms and conditions shall continue in full force and effect.

IN WITNESS WHEREOF, the Collateral Agent and Purchasers have caused this Waiver and Consent to be executed as of the date first above written.

By:____________________________________

Todd L. Boehly, Managing Director for the Purchasers and Collateral Agent

Acknowledged and Accepted
this ____ day of March, 2004:

CLIMACHEM, INC.,
NORTHWEST FINANCIAL CORPORATION
EL DORADO CHEMICAL COMPANY
XPEDIAIR, INC
KOAX CORP.
INTERNATIONAL ENVIRONMENTAL CORPORATION
CLIMATE MASTER, INC.
THE CLIMATE CONTROL GROUP, INC.
CLIMATECRAFT, INC.
ACP INTERNATIONAL LIMITED
THERMALCLIME, INC.
CLIMACOOL CORP.
TRISON CONSTRUCTION, INC.
LSB CHEMICAL CORP.

By:____________________________
Name:
Title: